EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 27, 2020 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported net income for the fiscal year ended March 31, 2020, of $71.7 million, or $2.86 per diluted share, compared with $104.1 million, or $4.11 per diluted share, for the prior fiscal year. Excluding restructuring and impairment costs and certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $25.3 million and $0.96, respectively, for fiscal year 2020, compared to fiscal year 2019. Operating income of $126.4 million for the fiscal year ended March 31, 2020, decreased by $34.8 million, compared to operating income of $161.2 million for the fiscal year ended March 31, 2019.

For the fourth fiscal quarter ended March 31, 2020, net income was $15.6 million, or $0.63 per diluted share, compared with net income of $31.4 million, or $1.24 per diluted share, for the prior year’s fourth fiscal quarter. Excluding restructuring and impairment costs and certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $5.2 million and $0.18, respectively, for the quarter ended March 31, 2020, compared to the same quarter of the prior year. Operating income for the fourth quarter of fiscal year 2020 decreased to $31.5 million compared with $60.7 million for the three months ended March 31, 2019.

Segment operating income was $138.1 million for the fiscal year ended March 31, 2020, a decrease of $48.7 million, and for the quarter ended March 31, 2020, was $41.0 million, a decrease of $20.5 million, both compared to the same periods last fiscal year. Results reflected earnings declines in the North America and Other Regions segments, partially offset by earnings improvements in the Other Tobacco Operations segment for fiscal year 2020, compared to fiscal year 2019. For the quarter ended March 31, 2020, results declined for all segments compared to the quarter ended March 31, 2019. Consolidated revenues decreased

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by $317.2 million to $1.9 billion for the year ended March 31, 2020, and by $39.6 million to $632.1 million for the three months ended March 31, 2020, compared to the same periods in fiscal year 2019, on lower sales volumes and prices.

Mr. Freeman stated, “We could not have predicted that we would be closing out our fiscal year in the throes of a global pandemic. Our thoughts are with all those who have been and continue to be affected by this unprecedented event, and our thanks go out to all who are providing essential services to our communities. I am especially grateful to our many employees worldwide who make it possible for us to continue to operate under challenging conditions and within the guidelines of authorities, to meet the needs of our valued customers. Our first priority is the health and safety of our employees, and we appreciate their willingness to adopt new protocols that we believe will help protect the safety and health of our employees, their families, and the communities in which we operate.

“Uncertain market conditions, mainly driven by the ongoing COVID-19 pandemic, led to extreme weakening of the Indonesian rupiah, Brazilian real, and Mexican peso relative to the U.S. dollar, all of which experienced double-digit depreciation during the month of March. These currency weaknesses were the primary drivers for unfavorable currency comparisons, mainly attributable to remeasurement, of $21 million and $13 million for the quarter and year ended March 31, 2020, respectively. Towards the end of our fiscal year, we also saw some shipment delays in certain regions due to the COVID-19 pandemic and slower customer orders, which increased our uncommitted inventory levels. In addition, as we have discussed throughout the fiscal year, our results for fiscal year 2020 have been negatively impacted by lower carryover volumes compared to fiscal year 2019, mainly in North America and Africa. Our gross margins for fiscal year 2020, however, remained relatively flat compared to fiscal year 2019.

“As we move into fiscal year 2021, we are forecasting that global flue-cured and burley tobacco production will decline by about 7% and 10%, respectively, which we believe will keep flue-cured tobacco in a slight oversupply position and burley will remain in a balanced supply position. We are closely monitoring the impacts of COVID-19 in all of our operations around the world. Business activity during the first fiscal quarter is usually lower than in other quarters, as crop purchases are continuing in Brazil and just beginning in Africa. To date we have not seen a material impact to our supply chain or seasonal planting or harvesting requirements, however, we have experienced increased volatility in foreign currency exchange rates, which we believe is related to the uncertainties from COVID-19. In some regions, our processing facilities temporarily experienced partial or total closures. Nearly all operations have resumed, and we have instituted measures to protect our employees including reduced staffing and social distancing. We have experienced slower processing due to social distancing requirements, which may delay shipments of packed orders. We have also taken steps at this time to conserve our liquidity position, including limiting most discretionary spending and non-essential capital spending.

“We are continuing to position our company for success. As part of our capital allocation strategy, we made disciplined investments in both tobacco and non-tobacco businesses that we believe will be able to deliver shareholder value. Recognizing the strong demand for natural tobacco wrappers, we have taken steps to increase production in strategic regions to meet our customers’ ongoing and future demands. Our acquisition of FruitSmart Inc. in January 2020 represents a foundational step in building out a broader plant-based agri-products services platform for which we maintain an active investment pipeline. At the same time, we are focused on prudently managing our financial position and believe that we are well positioned to fund upcoming working capital needs, including any potential requirements due to the COVID-19 pandemic, and to take advantage of investment opportunities in our tobacco business. We are also extremely proud that we are able to deliver value to shareholders through dividend increases as illustrated by our milestone 50th annual dividend increase announced today.”

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Universal Corporation

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:
Operating income for the Other Regions segment decreased by $40.8 million to $110.8 million for the fiscal year ended March 31, 2020, compared with fiscal year 2019, on lower sales and processing volumes. In fiscal year 2020, volumes decreased in Africa on smaller burley tobacco crops and lower carryover crop sales, and results for Brazil were down on lower volumes and a less favorable product mix, compared to fiscal year 2019. Results for Europe also reflected lower processing and sales volumes for fiscal year 2020, while Asia saw higher sales and trading volumes. Selling, general, and administrative costs for the segment were lower for fiscal year 2020, largely on lower customer claim costs, gains on fixed asset sales, and lower incentive compensations costs, partially offset by unfavorable foreign currency comparisons and lower net recoveries on advances to suppliers, compared with fiscal year 2019. Revenues for the Other Regions segment of $1.4 billion for the year ended March 31, 2020, were down $197.3 million, compared to fiscal year 2019, on lower sales prices and volumes.

In the quarter ended March 31, 2020, operating income for the Other Regions segment decreased by $12.1 million to $42.6 million, compared with the quarter ended March 31, 2019, on lower sales volumes offset in part by timing of receipts of distributions from unconsolidated affiliates. Higher sales volumes from Africa and Asia were more than offset by lower sales volumes in Brazil and Europe in the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019. Sales volumes in the quarter ended March 31, 2020, were reduced in part by shipment delays in certain regions due to the COVID-19 pandemic. Selling, general, and administrative costs for the segment were slightly lower for the quarter ended March 31, 2020, as unfavorable foreign currency comparisons, mainly in Brazil and Mozambique, were offset by lower compensation costs and gains from sales of fixed assets. Revenues for the Other Regions segment of $428.3 million for the quarter ended March 31, 2020, were down $52.2 million, compared to the quarter ended March 31, 2019, on lower sales prices and volumes.
NORTH AMERICA:
Operating income for the North America segment of $8.4 million for the fiscal year ended March 31, 2020, was down by $14.7 million, compared to the fiscal year ended March 31, 2019, primarily on significantly lower carryover crop sales volumes. In the first half of fiscal year 2019, carryover crop sales volumes were higher on shipments that had been delayed in fiscal year 2018 due to reduced transportation availability in the United States. In addition, in the fiscal year ended March 31, 2020, carryover crop sales volumes were down on reduced sales of U.S. burley tobaccos and current crop sales volumes were down in Mexico and Guatemala, compared to fiscal year 2019. Operating income for the North America segment of $1.6 million for the quarter ended March 31, 2020, was down by $1.0 million, compared to the same period for the prior fiscal year, mainly on lower sales volumes, partly offset by a better product mix. Selling, general, and administrative costs for the North America segment were up for the fiscal year and the quarter ended March 31, 2020, largely on unfavorable currency comparisons in Mexico. Revenues for this segment decreased by $146.4 million to $236.3 million for the fiscal year, and by $19.7 million to $101.6 million for the quarter ended March 31, 2020, compared to the same periods in the prior fiscal year, on lower sales volumes.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating income of $19.0 million increased by $6.8 million for fiscal year 2020, compared with the fiscal year 2019. For the quarter ended March 31, 2020, the segment incurred an operating loss of $3.3 million compared to operating income of $4.1 million in the same period last year. In both periods, results for our dark tobacco operations reflected higher wrapper sales volumes and unfavorable foreign currency remeasurement comparisons due to the significant weakening of the

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Indonesian rupiah in the fourth fiscal quarter, compared to the same periods in the previous fiscal year. Results for our oriental joint venture were down for fiscal year 2020, compared to fiscal year 2019, primarily from lower sales volumes and margins partially offset by lower operating expenses as well as favorable currency remeasurement and exchange variances. For the quarter ended March 31, 2020, results for our oriental joint venture improved, on higher sales volumes and favorable currency comparisons. Results for our Special Services group were also lower in the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019, in part due to a purchase accounting adjustment for the FruitSmart acquisition. Selling, general, and administrative costs for the segment were higher in both the fiscal year and the quarter ended March 31, 2020, compared with those periods in fiscal year 2019, mostly from unfavorable currency variances in Indonesia. Revenues for the segment increased by $26.5 million to $301.3 million for the fiscal year, and by $32.3 million to $102.1 million for the quarter ended March 31, 2020, largely on higher wrapper sales volumes and revenues from our newly acquired fruit and vegetable business.
OTHER ITEMS:
Cost of goods sold in the fiscal year and quarter ended March 31, 2020, decreased by 15% and 5% to $1.6 billion and $522.9 million, respectively, both compared with the same periods in the prior fiscal year, consistent with similar percentage decreases in revenues. Selling, general, and administrative costs for fiscal year 2020 decreased by $2.2 million to $222.9 million, as lower compensation costs, value-added tax charges, and customer claims costs as well as gains on sales of fixed assets were largely offset by unfavorable currency variances of approximately $13 million, primarily in Indonesia, Brazil, and Mexico. In the quarter ended March 31, 2020, selling, general, and administrative costs increased by $12.2 million compared to the quarter ended March 31, 2019, as unfavorable foreign currency comparisons of approximately $21 million, primarily in Indonesia, Brazil, Mozambique, and Mexico more than offset lower compensation costs and a gain on sale of fixed assets.

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Universal Corporation

The following tables set forth restructuring and impairment costs and certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income:
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands)	2020	2019	2020	2019
As Reported: Consolidated operating income	31,539	60,749	$126,367	$161,169
Restructuring and impairment costs(1)	7,543	857	7,543	20,304
FruitSmart acquisition transaction costs(2)	2,804	—	4,668	—
FruitSmart acquisition purchase accounting adjustment(3)	2,700	—	2,700	—
Adjusted operating income	44,586	61,606	141,278	181,473

Adjusted Net Income and Diluted Earnings Per Share
(in thousands except for per share amounts)	Three Months Ended March 31,		Fiscal Year Ended March 31,
(all amounts reported net of income taxes)	2020	2019	2020	2019
As Reported: Net income available Universal Corporation	$15,565	$31,361	$71,680	$104,121
Restructuring and impairment costs(1)	6,283	643	6,283	16,469
FruitSmart acquisition transaction costs(2)	2,804	—	4,668	—
FruitSmart acquisition purchase accounting adjustment(3)	2,133	—	2,133	—
Income tax settlement for foreign subsidiary(4)	—	—	2,766	—
Income tax benefit from dividend withholding tax liability reversal(5)	—	—	—	(7,765)
As adjusted: Net income available to Universal Corporation	26,785	32,004	87,530	112,825

Adjusted diluted earnings per share	$1.08	$1.26	3.49	$4.45
(1) Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income and comprehensive, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(2) The Company incurred selling, general, and administrative expense for due diligence and other transaction costs associated with the acquisition of FruitSmart (effective January 1, 2020). These costs are not deductible for U.S. income tax purposes.
(3) The Company recognized an increase in cost of goods sold in the 4th quarter of fiscal year 2020, relating to the expensing of a fair value adjustment to inventory associated with the initial acquisition accounting for FruitSmart, Inc.
(4) During fiscal year 2020, the Company recognized an income tax settlement charge related to operations at a foreign subsidiary.
(5) During fiscal year 2019, the Company reversed amounts previously recorded for dividend withholding taxes on distributed and undistributed retained earnings of a foreign subsidiary.  The reversal followed the resolution of uncertainties with the local country taxing authorities with respect to the inclusion of the tax under a tax holiday applicable to the subsidiary and was attributable to retained earnings amounts previously distributed or expected to be distributed prior to the expiration of the tax holiday.
The Company’s consolidated effective tax rates for the fiscal year and quarter ended March 31, 2020, were approximately 31% and 34%, respectively. Income tax expense for the fiscal year ended March 31, 2020, included $2.8 million of additional expense ($0.11 per diluted share) for the resolution of a transfer pricing matter at a foreign subsidiary. Without the effect of this item, the consolidated effective tax rate for the fiscal year, would have been 29%.
For the fiscal year and quarter ended March 31, 2019, the Company’s consolidated effective income tax rate on pretax earnings was 27% and 41%, respectively. Income tax expense for fiscal year 2019 included

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a $7.8 million ($0.30 per diluted share) benefit from reversing a portion of a liability previously recorded for dividend withholding taxes on the cumulative retained earnings of a foreign subsidiary. Without the dividend withholding tax reversal, the consolidated effective income tax rate for the fiscal year would have been 33%.
The effective tax rates include the benefit of various tax planning opportunities, the effects of exchange rate changes on local earnings and taxes of foreign subsidiaries, as well as the net effect of items accounted for on a discrete basis in the respective reporting periods.
COVID-19 Pandemic Impact
On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We are closely monitoring developments related to the ongoing coronavirus (COVID-19) pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and updated our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, directed certain employee groups to work remotely whenever possible, and we continue to assess protocols designed to protect our employees, customers and the public.
We are also working with our suppliers to understand the potential impacts to our supply chain; however, at this time, we have not experienced a material impact to our supply chain. During the quarter ended March 31, 2020, we experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. Certain foreign currencies depreciated significantly against the U.S. dollar in March 2020, including the Indonesian rupiah, Brazilian real, and Mexican peso. We expect continued volatility in foreign currency exchange rates during fiscal year 2021, though we cannot reasonably estimate the duration or extent of that volatility.

We continue to monitor the impacts of COVID-19, which include slower processing of our products due to controlled staffing in our facilities that could lead to later timing of shipments to our customers. We currently have sufficient liquidity to meet our current obligations and business operations remain fundamentally unchanged other than shipping delays, which could impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We will continue to monitor developments affecting our employees, customers and operations and take additional steps to address the spread of COVID-19 and its impacts, as necessary.

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Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3. "Operating Segments" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; integration of FruitSmart and the impact of the FruitSmart acquisition on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2019 and March 31, 2020, which is expected to be filed later this week. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on May 27, 2020, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 27, 2020. A taped replay of the call will be available through June 10, 2020, by dialing (855) 859-2056. The confirmation number to access the replay is 7938338.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, sources, processes, and supplies agri-products. Tobacco has been our principal focus since our founding in 1918, and we are the leading global leaf tobacco supplier. We conduct business in more than 30 countries on five continents. Our revenues for the fiscal year ended March 31, 2020, were $1.9 billion. For more information on Universal Corporation, visit our website at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2020	2019	2020	2019
Sales and other operating revenues	$632,094	$671,723	$1,909,979	$2,227,153
Costs and expenses
Cost of goods sold	522,934	552,243	1,553,167	1,820,562
Selling, general and administrative expenses	70,078	57,874	222,902	225,118
Restructuring and impairment costs	7,543	857	7,543	20,304
Operating income	31,539	60,749	126,367	161,169
Equity in pretax earnings (loss) of unconsolidated affiliates	1,930	(138)	4,211	5,299
Other non-operating income (expense)	(907)	283	986	832
Interest income	169	488	1,581	1,532
Interest expense	5,493	4,236	19,854	17,510
Income before income taxes	27,238	57,146	113,291	151,322
Income taxes	9,195	23,454	35,288	41,188
Net income	18,043	33,692	78,003	110,134
Less: net income attributable to noncontrolling interests in subsidiaries	(2,478)	(2,331)	(6,323)	(6,013)
Net income attributable to Universal Corporation	$15,565	$31,361	$71,680	$104,121

Earnings per share:
Basic	$0.63	$1.25	$2.87	$4.14
Diluted	$0.63	$1.24	$2.86	$4.11

See accompanying notes.

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UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2020	2019

ASSETS
Current assets
Cash and cash equivalents	$107,430	$297,556
Accounts receivable, net	340,711	368,110
Advances to suppliers, net	133,778	106,850
Accounts receivable—unconsolidated affiliates	11,483	30,951
Inventories—at lower of cost or net realizable value:
Tobacco	707,298	629,606
Other	99,275	69,611
Prepaid income taxes	12,144	14,264
Other current assets	67,498	71,197
Total current assets	1,479,617	1,588,145

Property, plant and equipment
Land	21,376	22,952
Buildings	256,488	261,976
Machinery and equipment	634,395	608,191
	912,259	893,119
Less accumulated depreciation	(597,106)	(590,625)
	315,153	302,494
Other assets
Operating lease right-of-use assets	39,256	—
Goodwill and other intangibles, net	144,687	97,994
Investments in unconsolidated affiliates	77,543	80,482
Deferred income taxes	20,954	13,357
Other noncurrent assets	43,711	50,712
	326,151	242,545

Total assets	$2,120,921	$2,133,184

See accompanying notes.

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UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2020	2019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$78,033	$54,023
Accounts payable and accrued expenses	140,202	145,506
Accounts payable—unconsolidated affiliates	55	106
Customer advances and deposits	10,242	21,675
Accrued compensation	23,710	31,372
Income taxes payable	5,334	1,066
Current portion of operating lease liabilities	9,823	—
Current portion of long-term debt	—	—
Total current liabilities	267,399	253,748

Long-term debt	368,764	368,503
Pensions and other postretirement benefits	70,680	59,257
Long-term operating lease liabilities	25,893	—
Other long-term liabilities	69,427	43,214
Deferred income taxes	29,474	28,584
Total liabilities	831,637	753,306

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,421,835 shares issued and outstanding (24,989,946 at March 31, 2019)	321,502	326,600
Retained earnings	1,076,760	1,106,178
Accumulated other comprehensive loss	(151,597)	(95,691)
Total Universal Corporation shareholders' equity	1,246,665	1,337,087
Noncontrolling interests in subsidiaries	42,619	42,791
Total shareholders' equity	1,289,284	1,379,878

Total liabilities and shareholders' equity	$2,120,921	$2,133,184

See accompanying notes.

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UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,003	$110,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,379	37,104
Provision for losses (recoveries) on advances and guaranteed loans to suppliers	937	(2,339)
Inventory write-downs	10,319	4,002
Stock-based compensation expense	5,631	8,152
Foreign currency remeasurement loss (gain), net	16,422	1,786
Deferred income taxes	(8,697)	3,873
Equity in net income of unconsolidated affiliates, net of dividends	1,101	3,659
Restructuring and impairment costs	7,543	20,304
Restructuring payments	(2,787)	(4,014)
Other, net	(8,772)	5,613
Changes in operating assets and liabilities, net:	(127,182)	(23,752)
Net cash provided by operating activities	10,897	164,522

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(35,227)	(38,760)
Purchase of business, net of cash held by the business	(80,180)	—
Proceeds from sale of property, plant and equipment	8,547	2,061
Other	495	2,000
Net cash used by investing activities	(106,365)	(34,699)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	24,114	12,036
Issuance of long-term debt	—	41,147
Repayment of long-term debt	—	(41,147)
Dividends paid to noncontrolling interests in subsidiaries	(6,251)	(5,938)
Repurchase of common stock	(33,457)	(1,443)
Dividends paid on common stock	(75,368)	(69,883)
Proceeds from termination of interest rate swap agreements	—	5,428
Debt issuance costs and other	(3,184)	(5,987)
Net cash used by financing activities	(94,146)	(65,787)

Effect of exchange rate changes on cash	(512)	(608)
Net increase (decrease) in cash and cash equivalents	(190,126)	63,428
Cash and cash equivalents at beginning of year	297,556	234,128
Cash and Cash Equivalents at End of Year	$107,430	$297,556
See accompanying notes.

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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the leading global leaf supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2020	2019	2020	2019

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$15,565	$31,361	$71,680	$104,121

Denominator for basic earnings per share
Weighted average shares outstanding	24,751,819	25,137,253	24,982,259	25,129,192

Basic earnings per share	$0.63	$1.25	$2.87	$4.14

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$15,565	$31,361	$71,680	$104,121

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,751,819	25,137,253	24,982,259	25,129,192
Effect of dilutive securities
Employee and outside director share-based awards	136,392	196,347	124,092	201,245
Denominator for diluted earnings per share	24,888,211	25,333,600	25,106,351	25,330,437

Diluted earnings per share	$0.63	$1.24	$2.86	$4.11

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NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses, plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2020	2019	2020	2019

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$101,613	$121,284	$236,262	$382,631
Other Regions (1)	428,341	480,558	1,372,424	1,569,738
Subtotal	529,954	601,842	1,608,686	1,952,369
Other Tobacco Operations (2)	102,140	69,881	301,293	274,784
Consolidated sales and other operating revenues	$632,094	$671,723	$1,909,979	$2,227,153

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$1,639	$2,674	$8,353	$23,069
Other Regions (1)	42,626	54,699	110,766	151,527
Subtotal	44,265	57,373	119,119	174,596
Other Tobacco Operations (2)	(3,253)	4,095	19,002	12,176
Segment operating income	41,012	61,468	138,121	186,772
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(1,930)	138	(4,211)	(5,299)
Restructuring and impairment costs (4)	(7,543)	(857)	(7,543)	(20,304)
Consolidated operating income	$31,539	$60,749	$126,367	$161,169

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as intercompany eliminations. Sales and other operating revenues includes limited amounts or no amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of the unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income.

-- M O R E --

Universal Corporation

NOTE 4. RESTRUCTURING AND IMPAIRMENT COSTS
During the fiscal years ended March 31, 2020 and 2019, Universal recorded restructuring and impairment costs related to business changes and various initiatives to adjust certain operations and reduce costs. For both fiscal years, those costs primarily related to the Company's flue-cured and burley leaf tobacco operations segment. There were no restructuring or impairment costs recorded for the fiscal year ended March 31, 2018.
Fiscal Year Ended March 31, 2020
In fiscal year 2020, the Company recorded restructuring and impairment costs totaling $7.5 million, primarily related to $3.4 million of employee termination benefits for a voluntary workforce reduction at the Company's tobacco facilities in North Carolina, $1.8 million of employee termination benefits for the Company's operations in Africa, and a $1.3 million impairment charge for machinery used by the Company's operations in Africa. Restructuring and impairment costs were also incurred in connection with downsizing efforts at several other locations around the Company.
Fiscal Year Ended March 31, 2019
Due to the decline in customer demand for tobaccos from Tanzania, as well as regulatory, tax, and other business and operating considerations, the Company undertook a formal review of the Tanzania leaf tobacco market and its operations there in the third quarter of fiscal year 2019. Based on that review, the Company’s operating subsidiaries in Tanzania took steps to reduce operating costs going forward, including discontinuation of a year-round workforce. As a result of that initiative, the subsidiaries recorded a $4.0 million restructuring charge for termination benefits paid to employees whose permanent positions were eliminated. All amounts related to termination benefit costs were paid by the end of fiscal year 2019.
In addition, as a result of the decrease in production volumes of Tanzania tobaccos and the associated reduced profitability, the Company determined that indicators of impairment in the carrying value of the property, plant and equipment comprising the Tanzania operations were present at December 31, 2018. Accordingly, based on the applicable accounting guidance, the Company tested the recoverability of those long-lived assets using undiscounted estimates of the future cash flows from the use of those assets and their eventual disposition. The property, plant and equipment were evaluated for recoverability using two distinct asset groups: (1) the land, building, and equipment comprising the processing facility, and (2) all remaining assets, which are substantially devoted to buying and receiving delivery of unprocessed leaf from farmers and marketing and shipping the processed tobacco to customers. The recoverability tests indicated that both asset groups were impaired at December 31, 2018. As a result, the Company determined the fair value of each asset group based principally on a probability-weighting of the discounted cash flows expected under multiple operating and disposition scenarios. An impairment charge of approximately $14.6 million was recorded to reduce the carrying value of the assets to their indicated fair values. The property, plant and equipment assets are used in buying, processing, and shipping and remains classified as “held and used” at this time as provided for under the accounting guidance. Should the expected cash flows from the future use and/or disposition of the assets change from the estimates on which their fair values were determined, additional impairment charges could be required, or gains or losses on any disposition of the assets could be recorded. The Company also had goodwill related to the Tanzanian operations of approximately $0.9 million which was separately tested for recoverability and fully written off based on the results of that test.
Additional restructuring costs of approximately $0.9 million were incurred in connection with downsizing efforts at other locations around the Company during fiscal year 2019.
A summary of the restructuring and impairment costs incurred during the fiscal years ended March 31, 2020 and 2019, is as follows:

	Fiscal Years Ended March 31,
	2020	2019
Restructuring Costs:
Employee termination benefits	$5,356	$4,608
Other restructuring costs	—	223
	5,356	4,831
Impairment Costs:
Property, plant, and equipment and other noncurrent assets	2,187	14,584
Goodwill	—	889
	$2,187	$15,473
Total restructuring and impairment costs	$7,543	$20,304

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